Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 80 to the Registration Statement on Form N-1A of ETFMG Alternative Harvest ETF (a series of ETF Managers Trust) of our report dated November 29, 2017 relating to the financial statements and financial highlights of Tierra XP Latin America Real Estate ETF (a series of ETF Managers Trust) included in the September 30, 2017 Annual Report to Shareholders.

We also consent to the references to our Firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Accounting Firm” in the Statement of Additional Information.

/s/ WithumSmith+Brown, P.C.

New York, NY

December 20, 2017